DATED THIS 4th DAY OF December 2024

BETWEEN

CXRN Cayman

AND

Teucrium Investment Advisors, LLC

INVESTMENT ADVISORY AGREEMENT Relating to CXRN Cayman

THIS INVESTMENT ADVISORY AGREEMENT is made on the 4th day of December 2024

BETWEEN :-

(1)    CXRN Cayman with registered office at c/o Stuarts Corporate Services Ltd., P.O. Box 2510, George Town KY1-1104, Cayman Islands (the “Company”); and

(2)    Teucrium Investment Advisors, LLC, of Three Main Street, Suite 215, Burlington, Vermont 05401 (the “Investment Advisor”).

WHEREAS:-

(A)     The Company is a wholly-owned subsidiary of the Teucrium Agricultural Strategy No K-1 ETF (the “US Fund”), a series of Listed Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is intended to effect certain investments on behalf of the US Fund, consistent with the US Fund’s investment objective and policies specified in its Registration Statement (defined below) and the US Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; and.

(B)    The Company has not been registered and does not intend to register under the 1940 Act and the shares issued by the Company have not been registered under the Securities Act of 1933 (“1933 Act”), and are being issued pursuant to an exemption therefrom; and

(C)    The Investment Advisor is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of providing investment advice to pooled investment vehicles; and

(D)    The Board of Directors of the Company (the “Board”) has selected the Investment Advisor to act as investment advisor to the Company and to provide certain related services, as more fully set forth below, and to perform such services under the terms and conditions hereinafter set forth.

IT IS AGREED as follows:-

1.    INTERPRETATION

1.1    In this Agreement and the Recitals hereto, unless the context otherwise requires:-

“Administrator” means such person for the time being acting as administrator to the Company;

“Affiliate” means with regard to another person (being a body corporate) shall mean a subsidiary or holding company of that person or another subsidiary of such person’s holding company;

“Auditors” means such firm of accountants acting as auditors to the Company, from time to time;

“Constitution” means the Memorandum and Articles of Association of the Company, for the time being in force;

“Investments” means shares, stocks, debentures, debenture stock, bonds, obligations, certificates of deposits, bills of exchange, participatory notes, treasury bills, bank acceptances, commercial papers, promissory notes, warrants, options, futures, currencies, forward currency contracts, interest rate and currency swaps and all other securities or other instruments or investments (whether or not securities or derivative instruments) of all kinds created, issued or guaranteed by any government, sovereign ruler, commissioners, public body or authority, supreme, municipal, local or otherwise, in any part of the world, or by any company, bank, association or partnership, whether with limited or unlimited liability, constituted or carrying on business in any part of the world, units of or participation in any unit trust scheme, mutual company or other collective investment scheme in any part of the world, policies or assurances and any rights and interests to or in the foregoing and such other investments as may be permitted by the Constitution;

“Investment Policies and Investment Restrictions” means the investment objective and those investment policies of the US Fund adopted by the Company as disclosed in the Registration Statement, and any amendments or modifications made thereto during the term of this Agreement;

“Net Asset Value” means the net asset value of each of the Company calculated in accordance with the terms and provisions of the Registration Statement and the US Fund’s valuation policy; and

“Registration Statement” means the US Fund’s registration statement on Form N-1A.

1.2    In this Agreement, unless the context otherwise requires:-

(i)any reference to time shall mean by reference to Eastern time;

(ii)references to “Clauses” are to clauses of this Agreement;

(iii)words importing the singular include the plural and vice versa, words importing one gender include both genders and the neuter and vice versa and references to persons include bodies corporate and unincorporate; and

(iv)the headings are for convenience only and shall not affect its interpretation.

2.    APPOINTMENT, REPRESENTATIONS AND WARRANTIES

2.1The Investment Advisor shall act as investment advisor with respect to the Company. In such capacity, the Investment Advisor shall, subject to the supervision of the Board, regularly provide the Company with investment research, advice and supervision and shall continuously furnish an investment program for the Company, consistent with the respective investment objectives and policies of the US Fund. The Investment Advisor shall determine, from time to time, what securities or other assets shall be purchased by the Company, what securities or other assets shall be held or sold by the Company and what portion of the Company’s assets shall be held uninvested in cash, subject always to the provisions of the Constitution and the US Fund’s registration statement on Form N-1A (the “Registration Statement”) under the 1940

Act and under the 1933 Act, covering US Fund shares, as filed with the U.S. Securities and Exchange Commission (the “Commission”), and to the Investment Policies and Investment Restrictions, as from time to time in effect. To carry out such obligations, the Investment Advisor shall exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. No reference in this Agreement to the Investment Advisor having full discretionary authority over the Company’s investments shall in any way limit the right of the Board, in its sole discretion, to establish or revise policies in connection with the management of the Company’s assets or to otherwise exercise its right to control the overall management of the Company.

2.2The Investment Advisor is registered as an investment advisor under the Advisers Act, and will remain so registered for the duration of this Agreement. The Investment Advisor is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and to the best knowledge of the Investment Advisor, there is no proceeding or investigation that is reasonably likely to result in the Investment Advisor being prohibited from performing the services contemplated by this Agreement. The Investment Advisor agrees to promptly notify the US Fund of the occurrence of any event that would disqualify the Investment Advisor from serving as an investment advisor to either an investment company or the Company. The Investment Advisor is in compliance in all material respects with all applicable law in connection with its investment management operations.

2.3The Investment Advisor has provided the Company with a copy of its Form ADV as most recently filed with the Commission and will, promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendments to the Company. The information contained in the Investment Advisor’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

2.4The Investment Advisor grants to the Company a sublicense to use the name “Teucrium Investment Advisers, LLC” or “Teucrium” (the “Name”) as part of the name of the Company. The foregoing authorization by the Investment Advisor to the Company to use the Name as part of the name of the Company is not exclusive of the right of the Investment Advisor itself to use, or to authorize others to use, the Name; the Company acknowledges and agrees that, as between the Company and the Investment Advisor, the Investment Advisor has the right to use, or authorize others to use, the Name. The Company shall (1) only use the Name in a manner consistent with uses approved by the Investment Advisor; (2) use its best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Investment Advisor may from time to time promulgate. At the request of the Investment Advisor, the Company will (a) submit to Investment Advisor representative samples of any promotional materials using the Name; and (b) change the name of the Company within three months of its receipt of the Investment Advisor’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of the Company; provided, however, that the Company may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Company had on the date of such name change in quantities not exceeding those historically produced and used in connection with the Company.

3.    POWERS AND DUTIES OF THE INVESTMENT ADVISOR

3.1    Without prejudice to the generality of the foregoing, and during the continuance of its appointment, the Investment Advisor shall be required and empowered to:

(i)identify, review and evaluate investment and realisation opportunities and in connection therewith, submit recommendations and advice to the Company for the benefit of the Company;

(ii)based on information as may reasonably be available to it, assist to monitor the performance of the Investments;

(iii)provide such advice to the Company or it shall direct on matters related to the Investments of the Company as the Company may reasonably require;

(iv)prepare material for inclusion in reports of the Company as may be reasonably required by the Company and/or as required by the laws of the place of organization of the Company (including delegated legislation and any regulations of any competent authority), and any other applicable laws and regulations for the time being in force (the “Laws”);

(v)at the request of the Auditors of the Company, supply such information as the Auditors shall reasonably request in connection with the preparation of reports and accounts of the Company and assist generally in the co-ordination of the preparation of the audited financial statements;

(vi)assist with the calculation of the Net Asset Value at such times as may be requested by the Company and to submit a valuation statement to the Company in such form as the Company shall require (which shall include separately the cost of investment in respect of each Investment);

(vii)at all times manage the Company’s assets in a manner consistent with Section 18(f) of the 1940 Act, the rules thereunder, and any applicable related Commission guidance. For the avoidance of doubt, the Investment Advisor will manage the Company’s assets in a manner consistent with Rule 18f-4 under the 1940 Act on the earlier of the date the US Fund commences complying with the Rule or the effective date of the Rule; it being understood that the SEC takes the view that derivatives transactions entered into by the Company are treated as direct investments of the US Fund for regulatory and other purposes, including for purposes of Section 18 and Rule 18f-4;

(viii)provide regular reports regarding Company holdings, and, as reasonably requested by the US Fund, the Company or its Board, furnish the US Fund, the Company and its Board from time to time with whatever information the US Fund, the Company or its Board believes is appropriate for this purpose. The Investment Advisor agrees to immediately notify the Company if the Investment Advisor reasonably believes that the value of any security held by the Company may not reflect its fair value. The Investment Advisor agrees to provide any pricing information of which the Investment Advisor is aware that is requested by the Company, its Board and/or any Company pricing agent to assist in the determination of the fair value of any Company holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the US Fund’s valuation procedures for the purpose of calculating the US Fund’s net asset value in accordance with procedures and methods established by the Board of the Trustees of the US Fund; and

(ix)act from time to time in accordance with all reasonable instructions given and authorities delegated to it by the Company.

3.2    The Investment Advisor shall perform all obligations and duties expressed to be performed by it in this Agreement and shall liaise with, advise and instruct the Prime Brokers and/or brokers, futures commission merchants and any other similar financial intermediary, the Administrator, and/or the Auditors on behalf of and in relation to the affairs of the Company.

3.3    The Investment Advisor shall, during the continuance of its appointment hereunder, keep or cause to be kept such books, records and statements as may be required to give a complete record of all recommendations and advices provided by the Investment Advisor on behalf of the Company in relation to the investment and divestment of the Investments and such other books, records and statements as may be required to give complete record of all other actions carried out by the Investment Advisor on behalf of the Company and as will enable the Company to publish such reports and accounts of the Company as required by the Constitution, the Laws and the Board. The Investment Advisor shall provide such information as the US Fund, the Company or the Board or any committee thereof may reasonably request to monitor compliance with the provisions hereof. The Company’s books and records shall be delivered to the US Fund upon the termination of this Agreement and shall be available without delay during any day the Company is open for business.

3.4    The Investment Advisor shall in the performance of its duties hereunder observe and comply with the Constitutions, the Laws, the Investment Policies and Investment Restrictions and all lawful resolutions of the Board and other lawful orders and directions given to it from time to time by the Company in writing and all activities engaged in by the Investment Advisor hereunder shall at all times be subject to control of and review by the Company. For the avoidance of doubt, the Investment Advisor agrees to comply with the requirements of the 1940 Act, the Advisers Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable foreign, federal and state laws, rules and, regulations, including those issued or implemented by self-regulatory organizations with authority of the Investment Advisor, the Company, or the activities of the Company, such as the National Futures Association (“NFA”), and case law that relate to the services and relationships described hereunder and to the conduct of its business as a registered investment advisor. In particular, the Investment Advisor will comply with all applicable Commodity Futures Trading Commission and NFA registration, reporting, and notice requirements, and will cause any Sub-Advisor and the Company to also comply with any such applicable registration, reporting and notice requirements. The Investment Advisor also agrees to comply with the objectives, policies and restrictions set forth in the Registration Statement, as amended or supplemented, of the US Fund, and with any policies, guidelines, instructions and procedures approved by the Board and provided to the Investment Advisor. The Investment Advisor shall maintain compliance procedures that it reasonably believes are adequate to ensure its compliance with the foregoing, including with respect to any investment policies and restrictions of the US Fund applied to the Company as disclosed in the US Fund’s Registration Statement. No supervisory activity undertaken by the Board shall limit the Investment Advisor’s full responsibility for any of the foregoing.

3.5    Brokerage.

(i)In connection with purchases or sales of securities or other investments for the account of the Company, neither the Investment Advisor nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(ii)The Investment Advisor shall arrange for the placing of all orders for the purchase and sale of securities or other investments for the Company’s account with the appropriate parties selected by the Investment Advisor.

(iii)On occasions when the Investment Advisor deems the purchase or sale of a security or other investment to be in the best interest of the Company as well as other clients of the Investment Advisor, the Investment Advisor may, to the extent permitted by applicable law and regulations, aggregate the order for securities or other investments to be sold or purchased. In such event, the Investment Advisor will allocate securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Investment Advisor reasonably considers to be equitable and consistent with its fiduciary obligations to the Company and to such other clients under the circumstances.

3.6    The Investment Advisor shall provide all necessary office facilities, equipment and personnel to enable it to carry out its functions hereunder.

4.    INVESTMENT FOR THE ACCOUNTS OF OTHER CUSTOMERS

    It is understood that the Investment Advisor and its Affiliates may provide investment recommendations and advice for their own account and for the accounts of other customers, and that nothing herein shall restrict the ability of the Investment Advisor and its Affiliates to engage in any such matters notwithstanding the fact that the Company may have or may take a position of any kind.

5.    REMUNERATION

5.1    In exchange for its services and the payment of all expenses incurred by the Company, except for the management fee paid to the Investment Advisor pursuant to this Agreement, interest charges on any borrowings, taxes, dividends and other expenses on securities sold short, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, and extraordinary expenses, the Investment Advisor will receive a fee of 1.49%, based on the average daily net assets of the Company (“Management Fee”). The Management Fee will be payable monthly in arrears on the last business day of each calendar month. The Investment Advisor will be responsible for paying any and all sub-advisory fees, if any, from its Management Fee or other resources. The Investment Advisor may waive all or a portion of its fees with respect to the Company.

5.2    The Investment Advisor will bear its own costs of providing services hereunder. The Investment Advisor agrees to pay all expenses incurred by the Company except for the fee paid to the Investment Advisor pursuant to Section 5.1 of this Agreement, interest charges on any borrowings, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, and extraordinary expenses (collectively, “Excluded Expenses”). The Company acknowledges and agrees that the Investment Advisor may delegate its responsibility to pay some or all expenses incurred by the Company, except for Excluded Expenses, to one or more third parties, including but not limited to, Sub-Advisors.

6.    DUTY OF CARE; LIMITATION OF LIABILITY

6.1    The Investment Advisor shall use reasonable care in the performance of its obligations hereunder. The Investment Advisor, its directors, officers, employees, agents and representatives shall not be responsible for any loss or damage occasioned by any act or omission pursuant to this Agreement by the Investment Advisor or by any director, officer, employee, agent or representative of the Investment Advisor who has been selected with reasonable care by the Investment Advisor except for such acts or omissions or for such loss or damage attributable to the negligence, dishonesty, fraud, bad faith or wilful misconduct of the Investment Advisor or such persons.

6.2    No failure, delay or omission by the Investment Advisor, its directors, officers, employees, agents and representatives to carry out the Investment Advisor’s obligations or observe any of the stipulations or conditions of this Agreement, shall give rise to any claims against such person or be deemed a breach of the provisions of this Agreement if such failure, delay or omission arises from a cause of force majeure such as Acts of God, war or warlike hostilities, civil commotions, riots, blockades, embargoes, strikes, lockouts, or any other event outside the control of the Investment Advisor.

6.3    The Investment Advisor hereby indemnifies and agrees to keep indemnified upon demand the Company and its directors, officers, employees, agents and representatives against any losses, claims, damages and liabilities (including liabilities in contract and tort), costs and expenses (including legal and other expenses reasonably incurred) arising from the Investment Advisor’s performance of its services pursuant to this Agreement save where the same is attributable to the negligence, dishonesty, fraud, bad faith or wilful misconduct of the Company or its directors, officers, employees, agents and representatives.

7.    DURATION AND TERMINATION

    This Agreement shall become effective upon the commencement of the Investment Advisor’s management of the Company and shall remain in full force and effect continually thereafter, subject to renewal as provided in subparagraph (iii) or until terminated as follows::-

(i)The Company may terminate this Agreement by not less than sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Investment Advisor upon either (i) by vote of its Board or (ii) upon the affirmative vote of a majority of the outstanding voting securities of the Company; or

(ii)The Investment Advisor may at any time terminate this Agreement by not less than one-hundred twenty (120) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Company; or

(iii)This Agreement shall automatically terminate two years from the date of its execution unless its renewal is specifically approved at least annually thereafter by (i) a majority vote of the Directors, or (ii) the vote of a majority of the outstanding voting securities of the Company.
Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Investment Advisor shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Company and with respect to any of the assets, except as otherwise required by any fiduciary duties of the Investment Advisor under applicable law. In addition, the Investment Advisor shall deliver the books and records to the Company and the US Fund by such means and in accordance with such schedule as the Company or US Fund shall direct and shall otherwise cooperate, as reasonably directed by the Company and US Fund, in the transition of portfolio asset management to any successor of the Investment Advisor.

8.    CONFIDENTIALITY

Neither of the parties hereto shall either before or after the termination of this Agreement disclose to any person not authorised by the relevant party to receive the same any information designated as confidential by any party, relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement, and each party shall use all reasonable endeavours to prevent any such disclosure as aforesaid but such obligations of confidentiality shall not apply where:-

(a)such confidential information is used or disclosed with the prior written consent of the other party(ies);

(b)such confidential information has become public knowledge other than as a result of unauthorised disclosure; or

(c)such confidential information is required to be disclosed to the auditors of the relevant party or to any governmental or regulatory authority or otherwise required to be disclosed by any law or court to which any party may be subject.

9.    NOTICES

9.1    Any notice or other communication required or authorised by this Agreement to be given shall be given in writing and shall be served by hand at or by being sent by prepaid registered post at the address of the relevant party as set out below or at such other address as may be notified by one party to another from time to time:-

THE COMPANY

Address	:	Three Main Street, Suite 215, Burlington, Vermont 05401

Attention	:	CXRN Cayman

THE INVESTMENT ADVISOR

Address	:	Three Main Street, Suite 215, Burlington, Vermont 05401

Attention	:	Teucrium Investment Advisors, LLC

9.2     Any notice or information given by post in the manner described in Clause 9.1 which is not returned to the sender as undelivered shall be deemed to have been given on the fifth day after the envelope containing it was so posted and proof that the envelope containing any such notice or information was properly addresses, prepaid, registered and posted and that it has not been so returned to the sender shall be sufficient evidence that the notice or information has been duly given.

9.3    Any notice or information sent by facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission upon receipt of the transmission report showing due transmission.

10.    MISCELLANEOUS

10.1    For all purposes of this Agreement, the Investment Advisor shall be and shall act as an independent contractor and not an employee or agent of the Company, and nothing contained in this Agreement shall be construed as making the Company a partner with the Investment Advisor or any of its Affiliates.

10.2    Except as otherwise expressly provided, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, nor shall any breach of this Agreement (whether or not previously waived) be considered waived unless such amendment, modification or waiver is in writing signed by both parties hereto.

10.3    No failure on the part of either party to exercise, and no delay on its part in exercising any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.4    Any illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability of any other provision.

10.5    This Agreement shall not be assignable (within the meaning of the Advisers Act) by either party without the written consent of the other party hereto.

10.6    Nothing in this Agreement shall permit the Investment Advisor to take or receive physical possession of cash, securities or other investments of the Company. The parties further acknowledge that the custody of the Company’s assets will be carried out in compliance with Section 17(f) of the 1940 Act.

10.7    The Investment Advisor shall have the authority hereunder to select and retain sub-advisors, including an affiliated person (as defined under the 1940 Act) of the Investment Advisor (each, a “Sub-Advisor”), for the Company to perform some or all of the services for which the Investment Advisor is responsible pursuant to this Agreement. The Investment Advisor shall supervise the activities of the Sub-Advisor(s), and the retention of a Sub-Advisor by the Investment Advisor shall not relieve the Investment Advisor of its responsibilities under this Agreement. Any such Sub-Advisor shall be registered and in good standing with the Commission, if required, and capable of performing its sub- advisory duties pursuant to a sub-advisory agreement approved by the Company’s Board of Directors and, except as otherwise permitted by the 1940 Act or by rule or regulation, a vote of a majority of the outstanding voting securities of the US Fund. The Investment Advisor will be solely responsible for compensating any Sub-Advisor for its services to the Company.

10.8    This Agreement may be executed in more than one counterpart and shall come into force once each party has executed such a counterpart in identical form and exchanged the same or a faxed copy of the same with the other party.

11.    GOVERNING LAW, JURISDICTION AND ENFORCEABILITY

This Agreement shall be construed and governed in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the Commission. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

IN WITNESS whereof the parties have caused this Agreement to be executed on the day and year written above.

/s/ Cory Mullen-Rusin

Signed by	)	Cory Mullen-Rusin
for and on behalf of	)
)
CXRN Cayman	)	/s/ Steve Kahler
)
in the presence of:	)	Steve Kahler

/s/ Sal Gilbertie

Signed by	)	Sal Gilbertie
for and on behalf of	)
)
Teucrium Investment Advisors, LLC	)	/s/ Steve Kahler
)
in the presence of:	)	Steve Kahler